Contact:	Mark Polzin (314) 982-1758 or William Walkowiak (314) 982-8622

EMERSON REPORTS FIRST QUARTER 2010 RESULTS
●	Sales of $5.0 billion, down 7 percent
●	Earnings per share of $0.56, down 7 percent
●	Solid operating cash flow of $687 million, up 115 percent
●	Expect full year earnings per share of $2.20 to $2.40, based on improving business conditions

ST. LOUIS, February 2, 2010– Emerson (NYSE: EMR) announced that net sales for the first quarter ended December 31, 2009 were $5.0 billion, a decline of 7 percent from $5.4 billion reported in the prior year quarter.  Underlying sales in the quarter declined 13 percent, which excludes a 3 percent favorable impact each from currency exchange rates and acquisitions.  Underlying sales in emerging markets declined only 4 percent in the quarter, helped by growth in Asia of 4 percent, compared to a decline of 18 percent in mature markets.

Diluted earnings per share for the first quarter were down 7 percent to $0.56 per share. Despite the decline in sales, gross profit margin expanded 110 basis points to 38.0 percent and operating profit margin was even with the prior year at 14.8 percent, impacted positively by cost reduction initiatives and restructuring benefits.  The pretax earnings margin for the first quarter was 11.7 percent compared to 12.6 percent in the prior year period primarily due to increased acquisition amortization and interest expense.

“Considering the continuing economic pressures, this was a solid quarter and an encouraging start for 2010,” said Chairman, CEO and President David N. Farr. “Our margin improvement demonstrates that we are doing the right things to drive global best cost and increase shareholder value.  To successfully manage through the uncertain

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economic conditions that remain in most of our markets, we are focused on accelerating new product programs, investing in emerging markets, and making strategic acquisitions in our core and adjacent markets.  This is positioning us for sustainable sales and profit improvements as global economic conditions improve.”

Business Segment Highlights

Process Management sales declined 9 percent in the quarter, versus their highest first quarter sales on record in fiscal 2009.  Underlying sales decreased 17 percent against tough comparisons to the prior year period, and exclude a positive 5 percent impact from acquisitions and a favorable currency impact of 3 percent. The EIM acquisition in October provides significant entry into the electric valve actuation market segment, with products targeted for energy-related and water and waste industries.  Segment margin declined to 15.6 percent, versus the prior year margin of 19.6 percent, impacted by volume deleverage (approximately 3 margin points) and negative mix (approximately 1 margin point).

Industrial Automation sales decreased 21 percent in the quarter against a tough comparison to the prior year quarter in which underlying sales were still growing.  Underlying sales decreased 28 percent, currency added 4 percent and acquisitions added 3 percent.  In October, Emerson completed the acquisition of SSB Wind Systems, a leading global supplier of electrical pitch control systems for the wind turbine market.  This acquisition further strengthens Emerson’s presence in this fast-growing market, which includes alternators, converters and couplings.  The margin for this segment was 9.8 percent versus 14.9 percent in the prior year period, impacted by volume deleverage (approximately 4 margin points) and a $15 million increase in restructuring.  Margin expanded sequentially from the fourth quarter, reflecting benefits from cost reduction and restructuring efforts.

Sales in the Network Power segment declined 5 percent in the first quarter, including an underlying sales decline of 10 percent, a 3 percent favorable impact from currency and a 2 percent favorable impact from the Avocent acquisition.  Strength

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continued in Asia, which was up 7 percent in the quarter, and positive growth resumed in the embedded power business.  Segment margin improved 4.5 points with positive impacts realized from the aggressive cost reductions and restructuring efforts as well as reduced restructuring expense.  The acquisition of Avocent Corporation was completed on December 11, 2009 and it is being integrated into the Network Power business.  Emerson decided that the LANDesk business unit of Avocent is not a strategic fit for Emerson and it is expected to be sold within six months.  Therefore, the results of LANDesk are being reported as discontinued operations.  Avocent had revenues of $390 million in 2009, excluding $150 million from LANDesk.

Climate Technologies sales growth turned positive, increasing 13 percent in the quarter.  Underlying sales were up 7 percent, acquisitions added 3 percent and currency added 3 percent.  Asia and the U.S. led with growth of 52 and 7 percent respectively.  Margin for this segment expanded to 14.5 percent versus 7.9 percent in the prior year period reflecting positive impacts from cost reduction and restructuring efforts, effective price/cost management and decreased restructuring costs versus the prior year period.

Appliance and Tools sales decreased 5 percent in the quarter, which included an underlying sales decrease of 7 percent and a 1 percent favorable impact each from currency translation and acquisitions.  Sales growth resumed in some of the consumer related businesses.  Segment margin improved to 15.2 percent, up 5.0 points from 10.2 percent in the prior year quarter, driven by cost reductions and effective price/cost management.

Balance Sheet / Cash Flow

Strong operating cash flow of $687 million in the first quarter represented a 115 percent increase from the same quarter last year, driven primarily by improved asset management and stable margins.  Free cash flow (operating cash flow less capital expenditures) was $598 million, up 219 percent compared to the prior year quarter, and was 141 percent of net earnings.

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 “Our strong cash flow generation is allowing us to take advantage of growth and investment opportunities to position ourselves for long-term global trends,” Farr said.  “We completed $1.3 billion in acquisitions in our first quarter, including Avocent, which significantly enhances Emerson’s datacenter solutions capability and positions us strongly for the growing importance of energy management in datacenters worldwide.  We continue to reposition our business portfolio to expand Emerson’s served markets as well as shift our sales to higher growth emerging markets.  A strong balance sheet makes this possible.”

2010 Outlook

Based on the improving business conditions in the first quarter, improving recent order patterns, and strong profit improvement from the last 18 months of global restructuring efforts, Emerson expects full year earnings per share in the range of $2.20 to $2.40, which includes the impact of the Avocent acquisition.  This estimate is based on an anticipated underlying sales decline in the range of negative 3 percent to negative 6 percent.   Emerson is estimating a 2 percent favorable impact from currency translation and a 4 percent favorable impact from acquisitions resulting in reported sales which are flat to up 3 percent, or $20.9 to $21.5 billion. Operating profit margin and pretax margin are expected to be in the range of 15.1 to 15.6 percent and 11.7 to 12.3 percent respectively.  The operating cash flow target is $2.7 to $3 billion.  Detailed assumptions on the 2010 outlook will be provided in the company’s investor conference in New York City on Friday, February 5.

Upcoming Investor Events

Today at 2:00 p.m. EST (1:00 p.m. CST), Emerson senior management will discuss the first quarter results during an investor conference call. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Emerson's website at www.Emerson.com/financial and completing a brief

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registration form.  A replay of the conference call will be available for the next three months at the same location on the website.

On February 5, Emerson senior management will host the company’s annual investor conference in New York.  The presentations will begin at 8:30 a.m. EST and conclude at approximately 11:45 a.m. EST.   All interested parties may listen to a webcast of the conference presentations via the Internet by going to the Investor Relations area of Emerson's website at www.Emerson.com/financial and completing a brief registration form.  The presentation slides will be posted on the company website at the beginning of the conference.  A replay of the webcast and the presentation slides will be available for approximately one week at the same location on the website.

Forward-Looking and Cautionary Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the company's most recent Form 10-K filed with the SEC.

(tables attached)

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TABLE 1
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Quarter Ended December 31,		Percent
	2008	2009	Change

Net sales	$5,415	$5,011	-7%
Less: Costs and expenses
Cost of sales	3,419	3,108
SG&A expenses	1,193	1,161
Other deductions, net	79	93
Interest expense, net	43	65
Earnings from continuing operations before income taxes	681	584	-14%
Income taxes	210	150
Earnings from continuing operations	$471	$434	-8%
Discontinued operations, net of tax	-	3
Net Earnings	$471	$437	-7%

Less: Noncontrolling interests in earnings of subsidiaries	13	12
Net earnings attributable to common stockholders	$458	$425	-7%

Diluted avg. shares outstanding	767.9	755.5

Diluted earnings per share attributable to common stockholders:

Earnings from continuing operations	$0.60	$0.56	-7%
Discontinued operations	-	-

Diluted earnings per common share	$0.60	$0.56	-7%

	Quarter Ended December 31,
	2008	2009
Other deductions, net
Rationalization of operations	$43	$38
Amortization of intangibles	23	35
Other	17	24
Gains	(4)	(4)
Total	$79	$93

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TABLE 2
EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS, UNAUDITED)

	December 31,
	2008	2009
Assets
Cash and equivalents	$1,668	$1,840
Receivables, net	4,007	3,650
Inventories	2,470	1,956
Other current assets	728	617
Total current assets	8,873	8,063
Property, plant & equipment, net	3,459	3,475
Goodwill	6,556	7,647
Other	1,634	2,304

	$20,522	$21,489

Liabilities and Stockholders’ Equity
Short-term borrowings and current maturities of long-term debt	$2,042	$1,240
Accounts payable	2,171	1,991
Accrued expenses	2,412	2,474
Income taxes	203	100
Total current liabilities	6,828	5,805
Long-term debt	3,234	4,558
Other liabilities	1,900	2,188
Total equity	8,560	8,938

	$20,522	$21,489

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TABLE 3
EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended December 31,
	2008	2009
Operating Activities
Net earnings	$471	$437
Depreciation and amortization	176	196
Changes in operating working capital	(316)	15
Other	(12)	39
Net cash provided by operating activities	319	687

Investing Activities
Capital expenditures	(132)	(89)
Purchases of businesses, net of cash and
equivalents acquired	(271)	(1,301)
Other	(12)	38
Net cash used in investing activities	(415)	(1,352)

Financing Activities
Net increase in short-term borrowings	968	662
Proceeds from long-term debt	2	596
Principal payments on long-term debt	(186)	(36)
Dividends paid	(252)	(251)
Purchases of treasury stock	(433)	-
Other	(35)	(15)
Net cash provided by financing activities	64	956

Effect of exchange rate changes on cash and equivalents	(77)	(11)

Increase (decrease) in cash and equivalents	(109)	280

Beginning cash and equivalents	1,777	1,560

Ending cash and equivalents	$1,668	$1,840

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TABLE 4
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended December 31,
	2008	2009
Sales
Process Management	$1,526	$1,382
Industrial Automation	1,103	876
Network Power	1,461	1,381
Climate Technologies	692	784
Appliance and Tools	771	731
	5,553	5,154
Eliminations	(138)	(143)
Net Sales	$5,415	$5,011

	Quarter Ended December 31,
	2008	2009
Earnings
Process Management	$299	$216
Industrial Automation	164	85
Network Power	152	206
Climate Technologies	54	113
Appliance and Tools	79	111
	748	731
Differences in accounting methods	50	46
Corporate and other	(74)	(128)
Interest expense, net	(43)	(65)
Earnings before income taxes	$681	$584

	Quarter Ended December 31,
	2008	2009
Rationalization of operations
Process Management	$2	$7
Industrial Automation	3	18
Network Power	20	7
Climate Technologies	14	3
Appliance and Tools	4	3
Total Emerson	$43	$38

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TABLE 5

Reconciliations of Non-GAAP Financial Measures
The following reconciles Non-GAAP measures with the most directly comparable GAAP measure (dollars in millions):

Forecast
Net Sales	Fiscal 2010
Underlying Sales (Non-GAAP)	-6% to -3%
Currency Translation	+2 pts
Completed Acquisitions	+4 pts
Net Sales	0% to +3%

Forecast Fiscal Year 2010 Operating Profit	Forecast Fiscal 2010
Operating Profit (Non-GAAP)	~$3,160 – 3,350
Operating Profit Margin % (Non-GAAP)	15.1% - 15.6%
Interest Expense and Other Deduction, Net	~ ($705)
Pretax Earnings	~ $2,455 - 2,645
Pretax Earnings Margin %	11.7% - 12.3%

First Quarter Operating Profit	Q1 2009	Q1 2010	Change
Net Sales	$5,415	$5,011	-7%
Cost of Sales	3,419	3,108
SG&A Expenses	1,193	1,161
Operating Profit (Non-GAAP)	803	742	-8%
Operating Profit Margin % (Non-GAAP)	14.8%	14.8%
Other Deductions, Net	79	93
Interest Expense, Net	43	65
Pretax Earnings	$681	$584	-14%
Pretax Earnings Margin %	12.6%	11.7%

First Quarter Cash Flow	Q1 2009	Q1 2010	Change
Operating Cash Flow	$319	$687
Capital Expenditures	132	89
Free Cash Flow (Non-GAAP)	$187	$598	219%

Net Earnings		$425
% of Net Earnings:
Operating Cash Flow		162%
Capital Expenditures		(21)%
Free Cash Flow (Non-GAAP)		141%

All amounts above are GAAP financial measures, except as noted

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